This filing is made pursuant to Rule 424(b)(2) under the
Securities Act of 1933 in connection with
Registration No. 333-109545

Current Interest Rates

This is a supplement to the Prospectus dated January 29, 2004

Current Interest Rates for Renewable Unsecured Subordinated Notes
Offered by Onyx Acceptance Corporation

Interest Rates Effective
June 14, 2004 - July 23, 2004

PORTFOLIO
AMOUNT (1)	$1,000 - $4,999		$5,000 - $24,999		$25,000 - $49,999		$50,000 - $74,999		$75,000 - $99,999		$100,000 or more

	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual
NOTE TERM	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %
3 Month (2)	4.25	4.34	4.25	4.34	4.35	4.45	4.45	4.55	4.55	4.65	4.65	4.76
6 Month (2)	4.65	4.76	4.65	4.76	4.75	4.86	4.85	4.97	4.95	5.07	5.05	5.18
1 Year (3)	5.95	6.13	5.95	6.13	6.05	6.24	6.15	6.34	6.25	6.45	6.35	6.56
2 Year (3)	6.55	6.77	7.05	7.30	7.15	7.41	7.25	7.52	7.35	7.63	7.45	7.73
3 Year (3)	6.95	7.20	7.45	7.73	7.55	7.84	7.65	7.95	7.75	8.06	7.85	8.17
4 Year (3)	7.45	7.73	7.95	8.27	8.05	8.38	8.15	8.49	8.25	8.60	8.35	8.71
5 Year (3)	8.45	8.82	8.95	9.36	9.05	9.47	9.15	9.58	9.25	9.69	9.35	9.80
10 Year (3)	8.95	9.36	8.95	9.36	9.05	9.47	9.15	9.58	9.25	9.69	9.35	9.80

(1)	We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Onyx Acceptance Corporation that are currently owned by you and your immediate family members. Immediate family members include parents, children, siblings, grandparents and grandchildren. Members of a sibling’s family are also considered immediate family members if the holder’s sibling is also a noteholder.

(2)	The annual yield calculation assumes that:

a.	the term of the note is renewed sequentially for an entire year,

b.	the interest earned during each term is included in the principal amount for the next term,

c.	the listed interest rate is the interest rate for each term, and

d.	the accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

(3)	The annual yield calculation assumes that accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

The description in this prospectus supplement of the terms of these notes adds to the description of the general terms and provisions of the notes in the prospectus dated January 29, 2004. Investors should rely on the description of the notes in this supplement if it is inconsistent with the description in the prospectus.

Interest rates for notes purchased or renewed after July 23, 2004 are subject to change.